Exhibit 3.1
ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED CHARTER
OF
PINNACLE FINANCIAL PARTNERS, INC.
(the “Corporation”)
     In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its Amended and Restated Charter (the “Charter”):
     1. The name of the Corporation is Pinnacle Financial Partners, Inc.
     2. Article 3 of the Charter is amended and restated in its entirety as follows:
“Article 3. Registered Office; Registered Agent. The name and address of the Registered Agent and the Registered Office of the Corporation are: Robert A. McCabe, Jr., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201.”
Article 5 of the Charter is amended and restated in its entirety as follows:
“Article 5. Principal Office. The mailing address of the principal office of the corporation is: 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201.”
     3. Except as amended by these Articles of Amendment, the Charter of the Corporation shall remain in full force and effect.
     4. These Articles of Amendment were duly adopted by the board of directors of the Corporation on March 23, 2010 without shareholder approval as no such approval was required.
     5. These Articles of Amendment to the Charter of the Corporation will be effective as of 12:00 p.m. Central Standard Time on March 25, 2010.
Date: March 25, 2010

PINNACLE FINANCIAL PARTNERS, INC.
Harold R. Carpenter
Name:	Harold R. Carpenter
Title:	Executive Vice President and Chief Financial Officer